EXHIBIT 22.1

List of Subsidiary Issuers and Guarantors of Sabra Health Care REIT, Inc.

Outstanding Senior Unsecured Notes:

Sabra Health Care Limited Partnership (the “Operating Partnership”), a Delaware limited partnership and subsidiary of Sabra Health Care REIT, Inc. (the “Company”), is the issuer of the following securities registered under the Securities Act of 1933, as amended, for which the Company is the guarantor:

(i) $500.0 million aggregate principal amount of 5.125% Senior Notes due 2026 assumed on August 17, 2017 in connection with the Company’s merger with Care Capital Properties, Inc.;

(ii) $350.0 million aggregate principal amount of 3.90% Senior Notes due 2029 issued on October 7, 2019; and

(iii) $800.0 million aggregate principal amount of 3.20% Senior Notes due 2031 issued on September 30, 2021.

Redeemed Senior Unsecured Notes:

In addition, as of September 30, 2021, the Operating Partnership was the issuer of $300.0 million aggregate principal amount of 4.80% Senior Notes due 2024 issued on May 29, 2019, which securities were guaranteed by the Company and Sabra Health Care, L.L.C., a subsidiary of the Company. These notes were redeemed in full on October 7, 2021.